Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-57375, 333-00709, 333-01183, 333-38299, 333-41903, 333-41476, 333-41478, 333-48482, 333-74216, 333-151884, 333-151887, 333-166767, 333-166768, 333-191614, 333-196262, 333-212844, 333-212846, and 333-231515 on Form S-8 of our reports dated February 19, 2021, relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and subsidiaries, and the effectiveness of Tenet Healthcare Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Dallas, Texas
February 19, 2021